Exhibit 10.29

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

License and License Assignment Agreement, Agreement No.: PS021 -008

POLESTAR 2 MODEL YEAR PROGRAM

LICENSE AND LICENSE ASSIGNMENT AGREEMENT

Volvo Car Corporation

and

Polestar Automotive China Distribution

Joint development provided under a license to technology related to the Polestar 2 car model

License and License Assignment Agreement, Agreement No.: PS021 -008

TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	SCOPE OF THE AGREEMENT	7
3.	LICENSE GRANT	10
4.	INTELLECTUAL PROPERTY RIGHTS	13
5.	FEE, PAYMENT TERMS	14
6.	AUDITS	14
7.	DELIVERY AND ACCEPTANCE	14
8.	DELAYS, DEFECTS ETC	15
9.	WARRANTIES	16
10.	INDEMNIFICATION	16
11.	LIMITATION OF LIABILITY	18
12.	GOVERNANCE AND CHANGES	18
13.	CONFIDENTIAL INFORMATION	20
14.	TERM AND TERMINATION	21
15.	MISCELLANEOUS	22
16.	GOVERNING LAW	24
17.	DISPUTE RESOLUTION	25

APPENDICES

Appendix 1—Polestar 2 Technical Specification Modelyear Programs

Appendix 2—Fee

License and License Assignment Agreement, Agreement No.: PS021 -008

This LICENSE AND LICENSE ASSIGNMENT AGREEMENT (this “Agreement”) is entered into on 15 February 2021 and made between:

(1)	Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”): and

(2)	Polestar Automotive China Distribution Co. Ltd., Reg. No. 91510112MA6D05KT88, a corporation organized and existing under the laws of China (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.	Volvo Cars is in the business, among other activities, of developing, manufacturing and selling Volvo branded cars. It is understood that Volvo Cars is not normally a service provider.

B.	Polestar is engaged in the development, manufacturing and sale of Polestar branded high- end electric performance cars.

C.

The Parties have entered into a Framework Assignment and License Agreement and a Car Model Assignment and License Agreement, both dated 31 October 2018, under which Volvo Cars develops, assigns and licenses certain intellectual property for Polestar 2 vehicles to Polestar.

D.

The Parties have agreed to continue to develop certain technology, to be introduced in Polestar’s model year programs. During the life-time of the Polestar 2, there are several model year programs planned. These programs include additional technology content and features for the Polestar 2 that will be developed, assigned or licensed by Volvo Cars to Polestar

E.

The Parties have also agreed that Volvo Cars will provide certain development services for Polestar relating to the development of Polestar Unique Technology which will be introduced in Polestar’s model year programs.

F.	In light of the foregoing, the Parties have agreed to execute this Agreement.

1.	DEFINITIONS

For the purpose of this Agreement, the following terms shah have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

“Affiliate” means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding Limited and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (it) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

“Agreement” means this License and License Assignment Agreement including ail of its Appendices as amended from time to time.

License and License Assignment Agreement, Agreement No.: PS021 -008

“Appendix” means the appendices to this Agreement.

“Background IP” means the Intellectual Property Rights either;

(a)	owned by either of the Parties; or

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Agreement, and any Intellectual Property Rights developed independently of this Agreement.

“b” means the compact modular architecture platform.

“Common Polestar Technology” means such Polestar Technology, which is specified as Common Polestar Technology (Category 3B) in Appendix 1 to this Agreement, for which IP is owned by Polestar and which automatically, upon the assignment to Polestar, shall be licensed back to Volvo Cars.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

“Data Room” means (if applicable) the information sharing platform agreed to be used between the Parties for making available the information regarding the Volvo Technology and/or the Polestar Technology to Polestar.

“Data Room Software” means the information sharing solution agreed to be used between the Parties for making available the Polestar Technology being software.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“Fee” means the fee to be paid by either Party to the other Party hereunder in accordance with what is set out in Appendix 2 to this Agreement.

“Force Majeure Event” shall have the meaning set out in Section 15.1.1 below.

“Gates” means the dates agreed between the Parties, and which shall be based on VPDS, when the Volvo Technology and/or the Polestar Technology, or parts thereof, shall have been delivered to and accepted by Polestar, and which shall, unless otherwise stated in this Agreement, be Program Start (PS), Final Data Judgement (FDJ), Launch Readiness (LR), Launch Sign-off (LS) and Final Status Report (FSR), all described in the VPDS.

License and License Assignment Agreement, Agreement No.: PS021 -008

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Agreement.

“Intellectual Property Rights” means Patents, Non-patented IP, Know-How and rights tn Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

“Job1” means in relation to this Agreement and the Polestar Vehicle, the date on which the production of the relevant Polestar Vehicle model year program covered by this Agreement starts. The Jobl time for each model year program is specified in Appendix 1.

“Jobl+90” means in relation this Agreement and the Polestar Vehicle, the date of Final Status Report (FSR), which follows from VPDS and which will take place 90 days after Jobl.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Agreement.

“Object Code” means the compiled version of the Source Code including parameter files.

“Other Polestar Branded Vehicles” means Polestar branded vehicle models other than the Polestar Vehicle.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after the execution of this Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

“Polestar Supplier License Technology” means the Polestar Technology which is owned by a Third Party and licensed to Volvo Cars, and which license shall be assigned to Polestar under this Agreement.

“Polestar Technology” means technology that does not exist on any other vehicle than Polestar Vehicle and which shall be provided by Volvo Cars and purchased as a service by Polestar or assigned to Polestar under this Agreement, and which is specified as Polestar Technology (Category 1 and for the avoidance of doubt Category 3 B. Category 3B however not limited to existence in Polestar Vehicle) in Appendix 1 to this Agreement.

“Polestar Vehicle” means the Polestar branded vehicle model Polestar 2.

“PS Unique Volvo Technology” means such Volvo Technology which is specified as PS Unique Volvo Technology (Category 2) in Appendix 1 to this Agreement, for which IP is owned by Volvo Cars and which is licensed exclusively to Polestar including but not limited to access to drawings, specifications, calculations, protocols including test protocols), software (Object Code and Source Code), methods, processes and any similar deliverables needed for Polestar to make use of the licensed technology.

License and License Assignment Agreement, Agreement No.: PS021 -008

“Results” shall mean any outcome of the Services provided to Polestar under this Agreement (including but not limited to any IP, technology, patents, designs, software (Object Code and Source Code), methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Volvo Cars under the Appendix 1) and any other outcome or result of the Services to be performed by Volvo Cars as described in the relevant Appendix 1, irrespective of whether the performance of the Services has been completed or not.

“Receiving Party” means the Part)’ receiving Confidential Information from the Disclosing Party.

“Services” means the services provided from Volvo Cars to Polestar relating to the Polestar Technology as specified in Appendix I for Category 1.

“Source Code” means human-readable program statements written by a programmer or developer in a high-level or assembly language that are not directly readable by a computer and that need to be compiled into object code before they can be executed by a computer.

“Territory” means all countries in the world except China.

“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties.

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

The right to “have made” is the right of the Parties in their capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for the Parties and does not include the right to grant sub-licenses to another person to make for such person’s own use or use other than for the Parties.

“Volvo IP” means Know-How, Intellectual Property Rights and all other deliverables and/or materials either

(a)

(i) owned by Volvo Cars, or (ii) created, developed or invented by directors, managers, employees or consultants of Volvo Cars (to which Volvo Cars has licensed rights instead of ownership and the right to grant a sub-license), during or prior to the execution of this Agreement or during the term of the Agreement, or

License and License Assignment Agreement, Agreement No.: PS021 -008

(b)	licensed by Volvo Cars from any Third Party to which Volvo Cars has the right to grant a sub-license and/or to assign such license to Polestar.

“Volvo Technology” means the Volvo IP that shall be licensed to Polestar under this Agreement, and which is specified as Volvo Technology (Category 3 and 4 and for the avoidance of doubt Category 2) in Appendix I to this Agreement and for which IP is owned by Volvo Cars including but not limited to access to drawings, specifications, calculations, protocols (including test protocols), software (Object Code and Source Code), methods, processes and any similar deliverables needed for Polestar to make use of the licensed technology.

“Volvo Supplier License Technology” means the Volvo Technology and Polestar Unique Volvo Technology which is owned by a Third Party and licensed to Volvo Cars, and which license shall be sublicensed to Polestar under this Agreement.

“VPDS” means Volvo Cars’ procedures in development projects, ‘Volvo Product Development System’,

“Way Of Working” means the level of way of working set out in Section 2.2.2 below.

2	SCOPE OF THE AGREEMENT

2.1	General

2.1.1

The Polestar Vehicle consists of parts that are unique for Polestar and parts that are common with Volvo Cars. Before entering, into this Agreement, the Parties have discussed and specified the jointly agreed technical content that will be delivered by Volvo Cars for the Polestar Vehicle model year programs as further specified in Appendix 1. The model year programs will follow the VPDS process. The Parties have established a joint governance and change structure to follow up on upcoming changes for common development. Polestar alone will decide on changes to Polestar unique parts.

2.1.2

The Parties have agreed that Volvo Cars shall, to some extent based on Volvo IP, provide as a service and a license to Polestar certain technology related to the Polestar Vehicle and Other Polestar Branded Vehicles. It is acknowledged that such work will be conducted in accordance with the standards that Volvo Cars is using in its internal projects.

2.1.3

The Parties have agreed that the Volvo Technology shall be the sole property of Volvo Cars. Volvo Cars shall grant Polestar certain rights to use the Volvo Technology but also provide as a service and as assignment of supplier owned IP to Polestar the Polestar Technology. Polestar shall automatically grant Volvo Cars a grant-back license to use such parts of Polestar Technology that are Common Polestar Technology.

2.1.4

The Parties acknowledge that the Parties, prior to the signing of this Agreement, have started performing work in relation to this Agreement and that this Agreement shall govern this work irrespectively when it has been performed.

2.1.5	The Appendices shall be considered an integral part of this Agreement and any reference to the Agreement shall include the Appendices.

2.1.6

In the event there are any contradictions or inconsistencies between the terms of this Agreement and the appendices hereto, the Parties agree that they shall prevail over each other in the following order if not specifically stated otherwise in such document or the context or circumstances clearly suggest otherwise:

(a)	this Agreement;

License and License Assignment Agreement, Agreement No.: PS021 -008

(b)	Appendix 1—Polestar 2 Technical Specification Modelyear Programs;

(c)	Appendix 2—Fee.

2.2	Way of Working

2.2.1

Before entering into this Agreement, Polestar has been informed about the development and service processes and procedures that Volvo Cars is applying for its internal work and which Volvo Cars will be using for the development and services under this Agreement.

2.2.2

Under this Agreement, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the work to be performed, including being fully acquainted with Polestar’s specific requirements. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars ‘ internal development projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this Agreement shall however at all times correspond to Industry Standard. If Volvo Cars uses its Affiliates and/or subcontractors to perform its responsibilities under this Agreement, the same way of working shall apply as if such performance was made by Volvo Cars itself.

2.2.3

Volvo Cars shall ensure that it has sufficient resources to perform its responsibilities under this Agreement. Furthermore, Volvo Cars undertakes to ensure that any development of the Volvo Technology and/or the Polestar Technology will not be given lower priority than other Volvo Cars internal similar projects.

2.2.4

Polestar shall ensure that it has sufficient resources to perform its responsibilities under this Agreement and in particular provide Volvo Cars timely with necessary instructions and decisions requested by Volvo Cars, as required for Polestar to fulfil its responsibilities under this Agreement. Furthermore, Polestar shall use professional and skilled personal for the responsibilities to be performed including being adequately acquainted with Volvo Cars’ specific requirements related to the common development.

2.3	The Volvo Technology and the Polestar Technology

2.3.1	General

2.3.1.1

A commonly agreed specification setting forth, on an overall level, the deliverables to be performed by Volvo Cars in relation to the Polestar Vehicle is set out in Appendix 1. A final specification of the deliverables shall, subject to good faith and joint discussions between the Parties, be made at Job 1-90 as a part of the Final Status Report (FSR) where all agreed deliverables will be finally categorized as Volvo Technology or Polestar Technology jointly by the Parties. All of the aforementioned specifications shall be considered an integral part of Appendix 1 and consequently also this Agreement. However, for the avoidance of doubt deliverables categorised as Volvo Technology in Appendix 1 will not be recategorised as Polestar Technology.

License and License Assignment Agreement, Agreement No.: PS021 -008

2.3.1.2

The license to Volvo Technology and the deli very as a service of Polestar Technology shall, in relation to the Polestar Vehicle and Other Polestar Branded Vehicles, include all Volvo IP, which together with relevant Third Party Intellectual Property Rights not included in Volvo IP is reasonably necessary in order to meet the specification set forth in Appendix 1 to this Agreement. In case any such Third Party Intellectual Property Rights not included in Volvo IP is reasonably necessary in order to meet the specification set forth in Appendix ] to this Agreement, Volvo Cars shall indicate that within the frame of the deliverables under the Volvo Technology. Polestar might thus be required to license Intellectual Property Rights and/or purchase components of Third Parties necessary to produce the Polestar Vehicle. However, Volvo Cars shall use reasonable efforts to ensure that Third Party Intellectual Property Rights are possible to sublicense or assign to Polestar.

2.3.1.3

For the avoidance of doubt, if any development shall be made in relation to such Polestar Technology to which Volvo Cars has not been granted a license to, pursuant to Section 3.3 or 3.4, the Parties acknowledge that Volvo Cars has a right to use such Polestar Technology to the extent it is reasonably necessary in order to perform the requested Service and the agreed common development.

2.3.2	General Limitations

2.3.2.1

The Volvo Technology and the Polestar Technology that will be delivered under this Agreement is defined and described in Appendix I and that content is the basis for the Fee. The Parties acknowledge and agree that the details of such technology might not have been finalised at the time of entering into this Agreement. The technical functions are defined, but detailed deliverables will be updated and agreed according to Section 8 below, as the development progresses up until Jobl+90 at the latest.

2.3.2.2

For the avoidance of doubt, Volvo Cars shall not under this Agreement manufacture the Polestar Vehicle, any components of the Volvo Technology or the Polestar Technology, or integrate any such components or the Volvo Technology or the Polestar Technology into Polestar’s production of vehicles.

2.3.2.3

The Parties further acknowledge and agree that, if it is discovered that something has been classified by mistake as Volvo Technology under this Agreement, but which should have been classified as Polestar Technology or Common Polestar Technology, and/or vice versa, the Parties agree to in good faith renegotiate and agree on the reclassification of such technology and any amendment of the Fee to reflect such change. For avoidance of doubt, and as an example, this means that if the Parties agree that certain technology shall be changed from Volvo Technology to Common Polestar Technology, the terms and conditions herein relating to the latter shall thereafter apply to such technology. If the Parties cannot agree on such a reclassification, the issue shall be escalated in accordance with what is set out in Section 12.1.

2.3.3	Limitations in relation to the Polestar Supplier License Technology and Volvo Supplier License Technology

2.3.3.1	Assignment of Polestar Supplier Technology.

Polestar acknowledges that the Polestar Supplier License Technology is owned by Third Parties and that Volvo Cars may not be allowed to assign its rights thereto without consent from such relevant Third Party.

The assignment of Polestar Supplier License Technology is thus subject to any limitations which may be applicable to the rights granted to Volvo Cars by the Third Party owning the Intellectual Property Rights to such Polestar Supplier License Technology and will, not take effect until Volvo Cars has received the relevant consent from the Third Party.

License and License Assignment Agreement, Agreement No.: PS021 -008

When Volvo Cars has received the consent from the Third Party such Polestar Supplier License Technology will be assigned to Polestar. If Volvo Cars has not received the relevant consent from the Third Party within twelve (12) months from the signing date of this Agreement, no assignment of such Polestar Supplier License Technology shall occur, nor be considered to have occurred, and the Fee shall be reduced corresponding to the the part of the Fee that relates to the Polestar Supplier License Technology to which Volvo Cars has not received relevant consent in time. If such a reduction is not feasible to determine, it shall be negotiated between the Parties in good faith.

2.3.3.2	License to Volvo Supplier License Technology

Polestar acknowledges that the Volvo Supplier License Technology is owned by Third Parties and that Volvo Cars may not be allowed to grant a license without consent from such relevant Third Party.

The grant of a license to Volvo Supplier License Technology is thus subject to any limitations which may be applicable to the rights granted to Volvo Cars by the Third Party owning the Intellectual Property Rights to such Volvo Supplier License Technology, and will not take effect until Volvo Cars has received the relevant consent from the Third Party.

If Volvo Cars has not received the relevant consent from the Third Party within twelve (12) months from the signing date of this Agreement no license grant to Volvo Supplier License Technology shall occur, nor be considered to have occurred, and the Fee shall be reduced corresponding to the the part of the Fee that relates to the Volvo Supplier License Technology to which Volvo Cars has not received relevant consent in time. If such a reduction is not feasible to determine, it shall be negotiated between the Parties in good faith.

3.	LICENSE GRANT

3.1	License grant

3.1.1

Volvo Cars undertakes to grant Polestar a license to the Volvo Technology covered by this Agreement. For the avoidance of doubt any software included in the Volvo Technology the following shall apply: Polestar may use the Object Code in its delivered format, whether modified or unmodified, without limitations. Polestar may not transfer or sublicense the Source Code to any Third Party, in whole or in part, in any form, whether modified or unmodified.

3.1.2

Such license shall, exept for what is set out in Section 3.2 below or unless otherwise agreed in this Agreement, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Volvo IP included in the license described hereunder)), non-assignable and give Polestar a right to, within the Territory and only in relation to the Polestar Vehicle and Other Polestar Branded Vehicles:

(a)	Use, in whole or in part, the Volvo Technology covered by this Agreement and any Volvo Cars’ Background IP necessary to make Use of such Volvo Technology; and

License and License Assignment Agreement, Agreement No.: PS021 -008

(b)

design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Volvo Technology and the Background IP referred to in (a) above (in whole or in part).

3.1.3	Nothing in this Agreement shall be construed as to give Polestar any rights, including but not limited to any license rights (express or implied), to any Volvo IP, except as expressly stated herein.

3.1.4

The license to be granted to Polestar in accordance with Section 3.1.1 and 3.1.2 above shall be fully sub-licensable to the Polestar’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Volvo Cars shall except for what is set out in Section 3.2 below be free to Use and to grant licenses to Volvo Technology and any Volvo Cars’ Background IP to Volvo Cars’ Affiliates and any Third Parties without prior written consent from Polestar.

3.2	PS Unique Volvo Technology

3.2.1	In addition to what is set forth in Section 3.1 above, what is set forth in this Section 3.2 shall apply in relation to PS Unique Volvo Technology.

3.2.2

Any license granted in Section 3.1.2 above shall, in relation to PS Unique Volvo Technology be exclusive instead of non-exclusive. As a consequence thereof Volvo Cars shall have no right to make any Use whatsoever of, or to grant any further licenses to, any such PS Unique Volvo Technology.

3.2.3

In the event Volvo Cars (i) in its sole discretion, determines that the PS Unique Volvo Technology, or parts thereof, shall no longer be PS Unique Volvo Technology but instead be such ordinary Volvo Technology covered only by Section 3.1 above Volvo Cars should pay Polestar a compensation. The compensation should equal 50% of the amount included in the Fee for such PS Unique Volvo Technology. In this case the following shall apply. Such PS Unique Volvo Technology shall immediately, upon Volvo Cars’ payment of the compensation, no longer be considered PS Unique Volvo Technology but instead be considered ordinary Volvo Technology and what is set out in Section 3.1 above shall thus apply instead. For the avoidance of doubt, this inter cilia implies that such previous exclusive license granted by Volvo Cars to Polestar shall instead become non-exclusive. For avoidance of doubt, Volvo Cars’ right under this Section 3.2.3 may be exercised at any time also after the term of this Agreement.

3.3	Grant-back license to Common Polestar Technology

3.3.1	Polestar undertakes to automatically grant Volvo Cars a license to the Common Polestar Technology.

3.3.2

Such license shall, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Polestar Intellectual Property Rights included in the license hereunder)), non-assignable and give Volvo Cars a right to, within the Territory for Volvo branded vehicles;

(a)	Use, in whole or in part, such Common Polestar Technology, and/or

(b)	design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using such Common Polestar Technology (in whole or in part).

License and License Assignment Agreement, Agreement No.: PS021 -008

3.3.3

The license to be granted to Volvo Cars in accordance with Section 3.3.1 and 3.3.2 above shall be fully sub-licensable to Volvo Cars’ Affiliates and to any Third Parties, without prior written consent from Polestar. The Parties further agree that Volvo Cars may further develop such licenced Common Polestar Technology, either by itself or together with its Affiliates and/or any Third Parties. For the avoidance of doubt, Polestar shall be free to Use the Common Polestär Technology licenced back to Volvo Cars and to license such Common Polestar Technology to Polestar’s Affiliates and to any Third Parties without prior written consent from Volvo Cars.

3.4	License to Polestar Technology not being Common Polestar Technology

3.4.1

In the event Volvo Cars requests that the Polestar Technology not being Common Polestar Technology, or parts thereof, shall be licensed to Volvo Cars, and Polestar consents, Polestar shall grant to Volvo Cars a license to such Polestar Technology. Such consent from Polestar shall not be unreasonably withheld or delayed. In such a case, Volvo Cars shall pay a compensation to Polestar. The compensation should equal 50% of the amount included in Fee as regards such Polestar Technology. For the avoidance of doubt, Volvo Cars’ request for a license to Polestar Technology as set out in this Section 3.4.1 may be exercised at any time also after the term of this Agreement.

3.4.2

Such license shall, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Polestar Intellectual Property Rights included in the license described hereunder)), non-assignable and give Volvo Cars a right to, within the Territory’, for Volvo branded vehicles;

(a)	Use, in whole or in part, such Polestar Technology, and/or

(b)	design, engineer, make and have made, repair, service, market, sell and make ävailable products and/or services based on, incorporating or using such Polestar Technology (in whole or in part).

3.4.3

The license to be granted to Volvo Cars in accordance with Section 3.4.1 and 3.4.2 above shall be fully sub-licensable to Volvo Cars’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Polestar, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Polestar is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Polestar shall be free to Use the Polestar Technology licensed to Volvo Cars and to license such Polestar Technology to Polestar’s Affiliates and to any Third Parties without prior written consent from Volvo Cars.

3.5	Third Party assignments

If the rights to any subject matter to which a license is granted under this Agreement is assigned by a Party to any Third Party, such Party shall ensure that said license is binding also upon the Third Party.

License and License Assignment Agreement, Agreement No.: PS021 -008

4	INTELLECTUAL PROPERTY RIGHTS

4.1	Ownership rights

4.1.1

Other than with regard to Polestar Technology delivered as a service to Polestar, if any, Volvo Cars remains the owner and holder of all Volvo IP, including any Volvo Technology and Volvo Cars’ Background IP, as well as any and all modifications, amendments and improvements thereof. Nothing in this Agreement shall be deemed an assignment of ownership of any Volvo IP, including any Volvo Technology and Volvo Cars’ Background IP, from Volvo Cars to Polestar.

4.2	Polestar brand name

4.2.1

For sake of clarity, it is especially noted that this Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind.

4.2.2

This means that this Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

4.3	Volvo brand name

4.3.1

Correspondingly, it is especially noted that this Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

4.3.2

This means that this Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

4.4	Suspected infringement

4.4.1	Either Party shah promptly (upon becoming aware) notify the other Party in writing of:

(a)

any conduct of a Third Party that such Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed to such Party hereunder; or

(b)

any allegations made to such Party by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or are a misappropriation of any Intellectual Property Rights of a Third Party.

4.4.2

In the event that a Party has provided the other Party a notification pursuant to Section above, and the other Party decides not to take any action against the Third Party, the other Party may approve in writing that such Party shall be entitled to itself take action against the Third Party at its own cost. If the other Party approves, it shall provide reasonable assistance to such Party, as requested by such Party at its own expense. If the other Party does not approve to such Party taking such action, the issue should be escalated to the relevant governance forum on high governance level for decision.

4.4.3

For the avoidance of doubt, Volvo Cars has no responsibility in relation to Polestar in the event the Volvo Technology and/or the Polestar Technology is alleged to infringe in any Third Party’s Intellectual Property Rights and as a consequence Volvo Cars has no obligation to defend and hold Polestar harmless from and against any alleged infringements, except as set forth in Section 10.3 below. Likewise, Polestar

License and License Assignment Agreement, Agreement No.: PS021 -008

has no responsibility in relation to Volvo Cars in the event any Polestar Technology licensed back to Volvo Cars hereunder is alleged to infringe in any Third Party’s Intellectual Property Rights and as a consequence Polestar has no obligation to defend and hold Volvo Cars harmless from and against any alleged infringements, except as set forth in Section 10.2 below.

5.	FEE, PAYMENT TERMS

In consideration of the Services provided, the third party licenses assigend and the licenses granted hereunder and the Parties’ performance of their respective obligations under this Agreement, each Party agrees to pay to the other Party the Fee under the payments terms as described in Appendix 2.

6.	AUDITS

6.1.1

During the term of this Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the Volvo Technology and the Polestar Technology and the premises where the work to finalise the Volvo Technology and the Polestar Technology is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this Agreement.

6.1.2

Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Volvo Cars or the Volvo Technology and/or the Polestar Technology do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to relevant governance forum on high governance level.

7.	DELIVERY AND ACCEPTANCE

7.1

Volvo Cars shall provide the Volvo Technology and the Polestar Technology, covered by this Agreement, (or if not finalised, any part of the Volvo Technology and the Polestar Technology that has been finalised) to Polestar at the Gates or otherwise promptly after any part of the Volvo Technology and/or the Polestar Technology has been finalised.

7.2

The Volvo Technology and the Polestar Technology (or finalised part thereof) in question shall be provided by Volvo Cars to Polestar by electronically loading files with the relevant information into the Data Room, except for the Object Code and the Source Code, which shall only be made available in the Data Room Software

7.3

Delivery of any Volvo Technology (or parts thereof), covered by this Agreement, occurs when the delivery at the respective Gates meets the requirements for that Gate set out in this Agreement, however subject to Section 8.2.1 below and that Polestar has accepted such delivery in accordance with what is set out below in this Section 7.

7.4

Polestar shall accept the delivery of the Volvo Technology and the Polestar Technology, and parts thereof, at the respective Gates, unless the Volvo Technology and/or the Polestar Technology upon deliver}’ at that Gate deviates from the requirements set forth in this Agreement. Unless otherwise noted in the minutes from the respective Gate, it is assumed that Polestar has accepted the delivery.

7.5

If the Volvo Technology and the Polestar Technology has been delivered in accordance with this Section 7, but Polestar has not accepted the delivery in time (/.e. at the Gates or as agreed in this Agreement) nor objected to the delivery due to it deviating from what is set out in Section 8.2.1 below, the delivery shall be deemed accepted by Polestar. This shall apply at each Gate for each step.

License and License Assignment Agreement, Agreement No.: PS021 -008

7.6

For the avoidance of doubt, no delivery of the Common Polestar Technology shall be made by Polestar to Volvo Cars, and no acceptance shall hence be made by Volvo Cars of the Common Polestar Technology, since the Common Polestar Technology will continue to be in Volvo Cars’ possession upon the assignment to Polestar considering the automatic grant-back license set forth in Section 3.3 above.

8.	DELAYS, DEFECTS ETC.

8.1	Delay

8.1.1

Volvo Cars shall be deemed to be in delay when any of the Gates are met after the agreed delivery date for such Gate, unless the delay is caused by Polestar or the Parties have agreed for an extension of the time for meeting such Gate upon which the new agreed delivery date shall be relevant for determining whether Volvo Cars is in delay.

8.1.2

If Volvo Cars is in delay, or at any time believes that a Gate will not, or is unlikely to. be met in time, Volvo Cars shall inform Polestar of the reasons for and consequences of not meeting the Gate at the agreed date and shall take all steps reasonably necessary, including providing additional resources, to ensure that the requirements for the relevant Gate is met as soon as possible. For the avoidance of doubt, Volvo Cars shall be entitled to compensation in accordance with this Agreement for work performed to meet a Gate in relation to a risk of, or an actual, delay unless otherwise stated in this Section 9.1 or Section 9.2.3.

8.1.3

If Volvo Cars is in delay and such delay has a negative impact on the relevant model year program, the Parties shall upon Polestar’s request, agree on a reduction of the Fee relating to additional work that (i) has to be carried out in order to meet the requirements for the Gate in question and (ii) is performed after the agreed delivery date for such Gate.

8.1.4	The Parties acknowledge that Volvo Cars’ delay may be subject to Section 14.2 a) and 14.4.

8.2	Defects in delivery or the performance of development work

8.2.1

In the event the Volvo Technology or the Polestar Technology, or any part thereof, after having met a Gate, are faulty or defective, Volvo Cars shall, if such fault or defect is discovered and/or notified to Volvo Cars before Jobl+90, remedy such incompliance, fault or defect as soon as possible. Related costs shall be included in the Fee.

8.2.2	The Volvo Technology and the Polestar Technology will not be considered faulty or defective if Volvo Cars has adhered to the Way Of Working when developing it.

8.2.3

Polestar shall not be responsible for costs that relate to work that does not meet the standards used by Volvo Cars when performing similar work for Volvo Cars or work having been performed by personnel not qualified for such work, in breach of Section 2.2.2 above, as long as such costs would not have occurred had the work been properly executed or performed by qualified personnel.

8.3	Effects of Polestar’s actions

8.3.1

Notwithstanding what is set out above in this Section 8, Polestar shall be responsible for costs relating to delays which are due to Polestar’s non-fulfillment of any of its obligations under this Agreement. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any affected Gate. Time plan and cost consequences for Polestar’s requests for changes to the Volvo Technology or the Polestar Technology are to be handled in accordance with Section 12.2.

License and License Assignment Agreement, Agreement No.: PS021 -008

8.3.2

Notwithstanding what is set out above in this Section 8, Polestar shall be responsible for costs relating to faults and defects which are due to Polestar’ s non-fulfillment of any of its obligations under this Agreement.

9.	WARRANTIES

General warranties

Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this Agreement have been duly- authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

10.	INDEMNIFICATION

10.1	General

10.1.1

The Parties acknowledge that all Volvo Technology and Polestar Technology, and any Volvo Cars’ Background IP, is licensed and/or provided as a service to Polestar on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 10 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law. However, the above does not exclude Volvo Cars’ limited undertakings in Section 8.2.1 above.

License and License Assignment Agreement, Agreement No.: PS021 -008

10.1.2

In addition, Volvo Cars does not make any warranties or representations as regards the functionality of any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology in relation to the Polestar Vehicle and/or Other Polestar Branded Vehicles. Polestar hereby releases Volvo Cars from all liability (and accordingly, cannot claim damages, compensation, price reduction etc.) in respect of errors, defects and deficiencies in any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability after the Volvo Technology and/or the Polestar Technolog}’ have been delivered to Polestar, however excluding Volvo Cars’ limited undertakings in Section 8.2.1 above.

10.1.3

The principles set out in this Section 10 is reflected in the Fee and the fact that Volvo Cars is not a supplier or consultant of systems or technical solutions, such as the Volvo Technology and the Polestar Technology, but merely a car manufacturer which normally only develops technical solutions for its own business purposes.

10.1.4

The principles set forth in this Section 10 are exclusive. Without limiting the generality of the foregoing in this Section 10, the Parties agree that no other remedy whatsoever under any statute, law or legal principle shall be available to Polestar in relation to the licenses and/or work to be granted and/or performed by Volvo Cars hereunder.

10.1.5	What is set forth in Sections 10.1.1-10.1.4 above shall apply mutatis mutandis in relation the effectuated grant-back licenses set forth in Sections 3.3 and 3.4 above.

10.2	Polestar’s indemnification

10.2.1

Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings arising out of or in connection with Polestar’s use of any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology, including but not limited to any Third Party claims on Intellectual Property Rights infringement.

10.2.2

Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings substained by any of them, arising from any Third Party with respect to the death or injury to any person, or damage to property, by whomsoever suffered, resulting or claimed to have resulted from any fault or defect in the Polestar Vehicle or Other Polestar Branded Vehicles.

10.2.3

Volvo Cars shall after receipt of notice of a claim related to Polestar’s use of any Volvo Technology, Volvo Cars’ Background IP and/or Polestar Technology from Volvo Cars, or a claim which may reasonably be indemnifiable pursuant to Section 10.2.2 above, notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar’s cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

License and License Assignment Agreement, Agreement No.: PS021 -008

10.3	Volvo’s indemnification

10.3.1

Volvo Cars shall indemnify and hold harmless Polestar and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings, arising out of or in connection with Volvo Cars’ use of any Polestar Technology licensed back to Volvo Cars hereunder, including but not limited to any Third Party claims on Intellectual Property Rights infringement.

10.3.2

Volvo Cars shall indemnify and hold harmless Polestar and each of its Affiliates from and against any and all director indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings substained by any of them, arising from any Third Party with respect to the death or injury to any person, or damage to property, by whomever suffered, resulting or claimed to have resulted from any fault or defect in any Volvo branded vehicle.

10.3.3

Polestar shall after receipt of notice of a claim related to Volvo Cars’ use of any Polestar Technology licensed back to Volvo Cars hereunder from Polestar, or a claim which may reasonably be indemnifiable pursuant to Section 10.3.2 above, notify Volvo Cars of such claim in wilting and Volvo Cars shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Volvo Cars shall at all times keep Polestar informed of the status and progress of the claim and consult with Polestar on appropriate actions to take. If Volvo Cars fails to, or chooses not to take actions to defend Polestar within a reasonable time, or at any time ceases to make such efforts. Polestar shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Volvo Cars’ cost. Any settlement proposed by Volvo Cars on its own account must take account of potential implications for Polestar and shall therefore be agreed in writing with Polestar before settlement. Each Part}’ will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

11.	LIMITATION OF LIABILITY

11.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement.

11.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with a this Agreement shall be limited to ten (10) percent of the Fee payable by Polestar to Volvo Cars under this Agreement.

11.3	The limitations of liability Set out in this Section 11 shall not apply in respect of damage;

(a)	caused by wilful misconduct or gross negligence, or

(b)	caused by a Party’s breach of the confidentiality undertakings in Section 13 below.

12.	GOVERNANCE AND CHANGES

12.1	Governance

12.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement, including its Appendices as well as issues and/or disputes arising under this Agreement.

12.1.2

The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event that the Parties on an operational level cannot agree, each Party shall be entitled to escalate such issue in accordance with what it set forth in Section 18. In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 17 shall apply.

License and License Assignment Agreement, Agreement No.: PS021 -008

12.1.3

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under this Agreement shall be the “Steering Committee”, which is the so called Volvo Polestar PC Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

12.1.4

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the ‘‘Strategic Board”, which regarding cooperation between Volvo Cars and Polestar is the so called Volvo Polestar Executive Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

12.2	Changes and Costs

12.2.1

Up until Jobl+90, Polestar can request changes to the specification set forth in Appendix 1, as well as to the Volvo Technology and/or the Polestar Technology, which shall be handled in accordance with the goverance procedure set forth in Section 13.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

12.2.2

For the avoidance of doubt the Parties acknowledge that Volvo Cars, up until Jobl+90, will be entitled to suggest changes to the Volvo Technology, as long as the specification in Appendix 1 is met. The Parties undertake to act in good faith and and to agree on the consequences of any such changes for Polestar. If the Parties cannot agree on such suggested change of Volvo Technology, Volvo Cars shall still be entitled to carry out said change, but the result thereof will not be considered Volvo Technology.

12.2.3

The costs relating to changes to the development work requested by Polestar shall, in relation to Volvo Technology, be allocated based on the category of the relevant development (i.e. whether the results shall be considered Volvo Technology or PS Unique Volvo Technology) in accordance with what is set forth in Section 2.3.3.1 (if applicable) and Appendix 2. Further, the costs relating to the changes to the development work requested by Polestar shall, in relation to Polestar Technology, be allocated based on the category of the relevant development (i.e. whether the results shall be considered Common Polestar Technology or such Polestar Technology not being Common Polestar Technology) in accordance with what is set out in Section 4.4.1 (if applicable) and Appendix 2.

12.2.4

For the avoidance of doubt, the Parties acknowledge that Polestar shall be responsible for all costs relating to changes requested by Polestar in relation to such Polestar Technology to which Volvo Cars has not been granted a license pursuant to Section 4.3 or 4.4.

12.2.5

The Parties acknowledge that Volvo Cars will not perform in accordance with a change request submitted by Polestar until agreed in writing between the Parties. Until there is an agreement about the requsted change, all work shall thus continue in accordance with the existing specification set forth in Appendix 1.

12.2.6

For the avoidance of doubt, any changes under this Agreement made in relation to the Polestar Technology after the effective date, shall automatically upon creation also be assigned to Polestar in accordance with what is set forth in Section 2.3.3.1 and 4.3-4.4 above. Correspondingly, any changes under this Agreement made to the Volvo Technology after the effective date shall automatically upon creation also be included in the license granted to Polestar in Section 4.1 above. Any changes under this Agreement made in relation to the Volvo Technology or Polestar Technology, respectively, as set forth in this Section, shall thus upon execution be included, in the definition of Volvo Technology or Polestar Technology, as applicable.

License and License Assignment Agreement, Agreement No.: PS021 -008

13.	CONFIDENTIAL INFORMATION

13.1

All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.1 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking:

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

License and License Assignment Agreement, Agreement No.: PS021 -008

(e)	is reasonably necessary for either Party to utilize its rights and make use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

13.2

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a sim ilar duty of confidentiality and that any subcontractors taking part in the fulfilment ofthat Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

13.3

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as ‘‘Confidential,’’ “Proprietary’” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking of subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

13.4

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

13.5

For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in any Volvo Technology to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Volvo Cars.

13.6	This Section 13 shall survive the expiration or termination of this Agreement without limitation in time.

14	TERM AND TERMINATION

14.1

This Agreement shall become effective as set forth in the preamble to this Agreement and shall remain in force during the performance of the Services and the validity of the license period of the license granted to Polestar under this Agreement,unless terminated in accordance with Section 14.2 or 14.4 below or partly cancelled in accordance with Sections 14.5 or 14.7 below.

14.2	Either Party shall be entitled to terminate this Agreement with immediate effect in the event;

License and License Assignment Agreement, Agreement No.: PS021 -008

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied);

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or

14.3	For avoidance of doubt, either Party not paying the Fee, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this Agreement.

14.4

Polestar is entitled to terminate this Agreement with immediate effect in case Volvo Cars acts in breach of what is set forth in Sections 8.1 or 8.2 aboveand has not within onehundredtwenty (120) days from written notice from Polestar to remedy such breach (if capable of being remedied), taken necessary measures and/or remedy such incompliance, delay, fault or defect and after such issue has been escalated in accordance with the escalation principles set out in Section 17.1 below.

14.5

None of the Parties shall be entitled to cancel any delivery of Volvo Technology (for the avoidance of doubt not including PS Unique Volvo Technology) unless both Parties agree on the termination and how to split the costs.

14.6

Polestar shall be entitled to cancel any delivery of Polestar Technology or PS Unique Volvo Technology by Volvo Cars under this Agreement for convenience upon thirty (30) days written notice to Volvo Cars. In such event, Volvo Cars shall, upon request from Polestar, promptly make available in the Data Room (if applicable) any and all parts of the Volvo Technology and/or the Polestar Technology which have been finalised for delivery on the effective date of the cancellation.

14.7

In the event Polestar cancels any delivery of the Polestar Technology or PS Unique Volvo Technology in accordance with Section 14.5 above, the Fee shall correspond to the part of the Fee that relates to (i) Polestar Technology or PS Unique Volvo Technology existing at the execution of this Agreement, (ii) Volvo Cars’ costs for the work performed under this Agreement up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Fee for the Polestar Technology or PS Unique Volvo Technology and (iii) any other proven costs Volvo Cars has incurred.

15	MISCELLANEOUS

15.1	Force majeure

15.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors.

15.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

License and License Assignment Agreement, Agreement No.: PS021 -008

15.2	Notices

15.2.1

All notices, demands, requests and other communications to. any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shah be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any Party by email, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

15.2.2	All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars:         Volvo Car Corporation

              Attention; [***]

              SE-405 31 Gothenburg, SWEDEN

              Email: [***]

              With a copy not constituting notice to:

              Volvo Car Corporation

              General Counsel

              50090 Group Legal and Corporate Governance

              SE-405 31 Gothenburg, SWEDEN

              Email: legal@volvocars.com

To Polestar:             Polestar Performance AB

              Polestar Business Office

              Attention: [***]

              Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN

              Email: [***]

              With a copy not constituting notice to:

              Polestar Performance AB

              Legal Department

              Assar Gabrielssons Väg 9

              SE-405 31 Gothenburg, SWEDEN

              Email: legal@polestar.com

License and License Assignment Agreement, Agreement No.: PS021 -008

15.3	Assignment

15.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent.

15.3.2	Notwithstanding the above, each Party may assign this Agreement to an Affiliate without the prior written consent of the other Party.

15.4	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

15.5	Severability

In the event any provision of this Agreement is. wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

15.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

15.7	Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

15.8	Survival

15.8.1

If this Agreement is terminated or expires pursuant to Section 14 above, Section 3 {License Grant). Section 3.3 (Grant-back license to Common Polestar Technology), Section 3.4 {License to Polestar Technology not being Common Polestar Technology), Section 13 {Confidential Information), Section 16 {Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

15.8.2

Notwithstanding Section 15.8.1 above, if this Agreement is terminated due to Polestar not paying the Fee without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 3 {License Grant) shall not survive termination or remain in force as between the Parties after such termination.

15.8.3

Notwithstanding Section 15.8.1 above, if this Agreement is terminated due to Volvo Cars not reducing or repaying the Fee, or part thereof, without legitimate reasons for doing so, pursuant to Section 14 above. Section 3.3 {Grant-back license to Common Polestar Technology) and Section 3.4 {License to Polestar Technology not being Common Polestar Technology) shall not survive termination or remain in force as between the Parties after such termination.

16.	GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

License and License Assignment Agreement, Agreement No.: PS021 -008

17.	DISPUTE RESOLUTION

17.1	Escalation principles

17.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party’ shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

17.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on apian to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

17.1.3

if the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below.

License and License Assignment Agreement, Agreement No.: PS021 -008

17.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

17.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 18.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

17.2	Arbitration

17.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators .

17.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

17.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

17.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

License, License Assignment and Service Agreement, Agreement No.: PS021-008

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Date: 4 March, 2021

/s/ Maria Hemberg	/s/ Carla De Geyseleer

Signature	Signature

Maria Hemberg, General Counsel	Carla De Geyseleer, CFO

Clarification of signature and title	Clarification of signature and title

POLESTAR AUTOMOTIVE CHINA DISTRIBUTION

Date:

/s/ Lars Danielson

Signature	Signature

Clarification of signature and title	Clarification of signature and title

APPENDIX 2

FEE

1.	GENERAL

1.1	This appendix determines the Fee for the deliveries under this Agreement.

1.2

Any capitalised terms used but not specifically defined in this Appendix shall have the meanings set out for such terms in the License and Service Agreement. In addition, the capitalised terms set out below shall for the purpose of this Appendix have the meaning described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

2.	FEE

2.1	Principles for determining the Fee

2.2	As regards the Polestar and Volvo Technology, the Fee shall be determined based on Volvo Cars actual development costs for developing the Polestar and Volvo Technology.

2.3

The Fee shall be determined based on the activities performed when Volvo Cars has developed/develops the Volvo Technology and the Polestar Technology, and on estimated development costs, which shall be calculated on a time and material (and other costs) basis applying arm’s length pricing using the cost plus method, i.e. full cost incurred plus an arm’s length mark-up.

2.4

The Fee will be based on the actual hours required for the Service Specification in Appendix 1 and the hourly rates as set forth in Section 2.5 below. The Parties acknowledge that the estimated Fee set forth in this Appendix 2, are based on an estimation of the number of hours required and that this estimation may differ from the final actual number of hours charged by Volvo Cars. Hence, the Fee will ultimately be invoiced based on actual hours, not on estimated hours.

2.5

The hourly rates shall be determined by Volvo Cars on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. All costs Volvo Cars has in order to develop the Agreement Result shall be included in the License fee.

2.6	The estimated Fee that Polestar shall pay to Volvo Cars for the Polestar and Volvo Technology is set out in the table below.

[***]

3.	PAYMENT TERMS

3.1

The Fee outlined above in this appendix and included in the License Agreement will be paid,: as regards Volvo Cars’ actual development costs up until and including February 2021, when the Agreement is signed by duly authorised signatories of each Party.

3.2	The actual development costs shall then be invoiced on a monthly basis, at the end of each month and payable within 45 days after the date of invoice.

3.3	All amounts and payments referred to in this Agreement shall be paid in SEK.

3.4

All amounts referred to in this License Agreement are exclusive of VAT. The Licensee shall bear the VAT, and the Licensor shall bear the Withholding Tax and surtaxes, that are applicable in accordance with local legislation to all amounts referred to in this License Agreement.

3.5

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one (1) month applicable interbank rate, with an addition of two percent (2%) per annum.

3.6	Any paid portion of the Fee is non-refundable, with the exceptions set out in this Agreement.